Exhibit 99.1

U.S. Physical Therapy Reports Second Quarter and Six Months Results

Company Declares Quarterly Dividend and Raises 2012 Earnings Guidance

HOUSTON--(BUSINESS WIRE)--August 9, 2012--U.S. Physical Therapy, Inc. (NasdaqGS: USPH), a national operator of outpatient physical therapy clinics, today reported results for the second quarter and six months ended June 30, 2012.

U.S. Physical Therapy’s net income for the six months ended June 30, 2012 increased 7.9% to $9.3 million from $8.6 million for the six months ended June 30, 2011. Diluted earnings per share rose to $.79 for the 2012 period versus $.72 for the 2011 period.

U.S. Physical Therapy’s net income was approximately $4.9 million for the second quarters of 2012 and 2011. Diluted earnings per share were $.41 for both quarters.

Six Months 2012 compared to Six Months 2011

  Net revenues increased 8.5% from $116,653,000 in the first six months of 2011 to $126,541,000 in the first six months of 2012, primarily due to an increase in patient visits of 10.4% from 1,056,000 to 1,166,000. The average net patient revenue per visit for the 2012 period was $105.10 as compared to $104.67 in the comparable 2011 period. The increase in net revenues was offset by a decrease in other revenues of $2,100,000 due to a reduction in revenue from physician services.
  Total clinic operating costs were $93,414,000, or 73.8% of net revenues, in the 2012 period, as compared to $84,601,000, or 72.5% of net revenues, in the 2011 period. Clinic salaries and related costs were 51.7% of net revenues in the recent period versus 52.1% in the 2011 period. Rent, clinic supplies, contract labor and other costs as a percentage of net revenues were 20.1% in the recent period versus 19.4% in the 2011 period. The provision for doubtful accounts as a percentage of net revenues was 1.9% for the 2012 period versus 1.0% in the 2011 period. In the first six months of 2012, the gross margin from the Company’s core physical therapy business increased by $3,678,000 or 12.5% as compared to the first half of 2011 which was partially offset by a $2,603,000 decrease in margin from the physician services business.
  Corporate office costs increased slightly to $12,658,000 in the 2012 period from $12,488,000 in the 2011 period. However, corporate office costs were reduced as a percentage of net revenues to 10.0% in the 2012 period as compared to 10.7% in the 2011 period.
  Operating income for the first six months of 2012 rose to $20,469,000 compared to $19,564,000 in the 2011 six months.
  Interest expense increased to $307,000 in the 2012 period from $182,000 in the 2011 period due to higher average borrowings in the 2012 period.
  Net income attributable to non-controlling interests was $4,799,000 in the 2012 period as compared to $5,142,000 in the year earlier period. The reduction is attributable to the Company’s increased ownership interest in certain of its physical therapy partnerships.
  Provision for income taxes as a percentage of income before taxes less net income attributable to non-controlling interests was 39.3% in both the 2012 and 2011 periods.
  Reported net income attributable to common shareholders in the 2012 period was $9,327,000 compared to $8,646,000 in the 2011 period. Diluted earnings per share were $0.79 versus $0.72.
  Same store revenues for de novo and acquired clinics open for one year or more increased 4.6%. Higher same store visits and slightly higher average net rate per visit accounted for the increase.

Second Quarter 2012 compared to Second Quarter 2011

  Net revenues increased 6.8% from $59,912,000 in the second quarter of 2011 to $63,959,000 in the second quarter of 2012, primarily due to an increase in patient visits of 8.6% from 541,000 to 587,000. The average net patient revenue per visit for the recent quarter was $105.65 as compared to $104.77 in the comparable 2011 period. The increase in net revenues from the Company’s core physical therapy operations was partially offset by a decrease in other revenues of $1,300,000 due to a reduction in revenue from physician services.
  Total clinic operating costs were $46,965,000, or 73.4% of net revenues, in the second quarter of 2012, as compared to $43,023,000, or 71.8% of net revenues, in the 2011 period. Clinic salaries and related costs were 51.1% of net revenues in the recent quarter versus 51.9% in the 2011 period. Rent, clinic supplies, contract labor and other costs as a percentage of net revenues were 20.3% for the recent quarter versus 19.0% in the 2011 period. The provision for doubtful accounts as a percentage of net revenues was 2.0% for the 2012 period versus 0.8% in the 2011 quarter. In the second quarter of 2012 the gross margin from the Company’s core physical therapy business increased by $1,631,000 or 10.5% as compared to the second quarter of 2011 which was offset by a $1,526,000 decrease in margin from the physician services business.
  Corporate office costs were $6,396,000 in the second quarter of 2012 as compared to $6,007,000 in the 2011 second quarter. Corporate office costs were 10.0% of net revenues in both periods.
  Operating income for the second quarter of 2012 was $10,598,000 compared to $10,882,000 in the 2011 second quarter.
  Interest expense increased to $145,000 in the second quarter of 2012 from $109,000 in the second quarter of 2011 due to higher average borrowings in the 2012 period.
  Net income attributable to non-controlling interests was $2,465,000 in the recent quarter as compared to $2,703,000 in the year earlier period. The reduction is attributable to the Company’s increased ownership interest in certain of its physical therapy partnerships.
  Provision for income taxes as a percentage of income before taxes less net income attributable to non-controlling interests was 39.3% in both the 2012 and 2011 periods.
  Reported net income attributable to common shareholders in the second quarter of 2012 was $4,849,000 compared to $4,900,000 in the second quarter of 2011. Diluted earnings per share were $0.41 for both periods.
  Same store revenues for de novo and acquired clinics open for one year or more increased 2.8%. Higher same store visits and higher average net rate per visit accounted for the increase.

Chris Reading, Chief Executive Officer, said, “So far this year the performance of our core physical therapy business has been strong with solid same store net rate, revenue and earnings growth. Patient visit growth followed a similar trajectory increasing an average of one patient per clinic per day. In the second quarter, the Company’s net rate per visit increased to $105.65. Management is making adjustments designed to improve our physician services performance which has seen a reduction in earnings thus far in 2012 as compared to 2011. While there is much opportunity to capture and work yet to be done, we remain confident in our ability to execute on our plan and accordingly we are increasing our earnings guidance.”

Larry McAfee, Chief Financial Officer, noted, “The Company’s receivables collections have continued to be good as we have reduced the average days outstanding from 48 days as of year end 2011 to 45 days at the end of the second quarter. Despite an acquisition during the second quarter, plus an increase earlier in the year in the Company’s quarterly dividend, the strong free cash flow from operations has enabled us to reduce our credit line borrowings year-to-date.”

Management Raises 2012 Earnings Guidance

Management raised its earnings guidance for the Company for 2012 to an expected range of $17.7 million to $18.4 million in net income and $1.49 to $1.55 in diluted earnings per share. This earnings guidance range represents projected net income from existing operations and excludes potential future acquisitions.

The Company does not provide quarterly earnings guidance. The guidance figures for the year 2012 may not be updated again unless there is a material development that causes management to believe that earnings will be significantly outside the given range.

U.S. Physical Therapy Declares Quarterly Dividend

The Company announced that a regular quarterly dividend of $0.09 per share will be paid on September 7, 2012 to shareholders of record as of August 20, 2012.

Second Quarter Conference Call

U.S. Physical Therapy's management will host a conference call at 10:30 a.m. Eastern Time, 9:30 a.m. Central Time, on Thursday, August 9, 2012 to discuss the Company’s Quarter and Six Months Ended June 30, 2012 results. Interested parties may participate in the call by dialing 1-888-335-5539 or 973-582-2857 and enter reservation number 10349774 approximately 10 minutes before the call is scheduled to begin. To listen to the live call via web-cast, go to the Company's website at www.usph.com at least 15 minutes early to register, download and install any necessary audio software. The conference call will be archived and can be accessed for approximately 90 days at this website.

Forward-Looking Statements

This press release contains statements that are considered to be forward-looking within the meaning under Section 21E of the Securities Exchange Act of 1934. These statements contain forward-looking information relating to the financial condition, results of operations, plans, objectives, future performance and business of our Company. These statements (often using words such as “believes”, “expects”, “intends”, “plans”, “appear”, “should” and similar words) involve risks and uncertainties that could cause actual results to differ materially from those we project. Included among such statements are those relating to new clinics, availability of personnel and the reimbursement environment. The forward-looking statements are based on our current views and assumptions and actual results could differ materially from those anticipated in such forward-looking statements as a result of certain risks, uncertainties, and factors, which include, but are not limited to:

  changes in Medicare guidelines and reimbursement or failure of our clinics to maintain their Medicare certification status;
  revenue and earnings expectations;
  general economic conditions;
  business and regulatory conditions including federal and state regulations;
  changes as the result of government enacted national healthcare reform;
  availability and cost of qualified physical and occupational therapists;
  personnel productivity;
  competitive, economic or reimbursement conditions in our markets which may require us to reorganize or close certain clinics and thereby incur losses and/or closure costs including the possible write-down or write-off of goodwill and other intangible assets;
  changes in reimbursement rates or payment methods from third party payors including government agencies and deductibles and co-pays owed by patients;
  maintaining adequate internal controls;
  availability, terms, and use of capital;
  acquisitions, purchase of non controlling interests (minority interests) and the successful integration of the operations of the acquired businesses; and
  weather and other seasonal factors.

Many factors are beyond our control. Given these uncertainties, you should not place undue reliance on our forward-looking statements. Please see our periodic reports filed with the Securities and Exchange Commission (the "SEC") for more information on these factors. Our forward-looking statements represent our estimates and assumptions only as of the date of this press release. Except as required by law, we are under no obligation to update any forward-looking statement, regardless of the reason the statement is no longer accurate.

About U.S. Physical Therapy, Inc.

Founded in 1990, U.S. Physical Therapy, Inc. operates 419 clinics in 42 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, non-surgical treatment of osteoarthritis, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages 15 physical therapy facilities for third parties, including hospitals and physician groups.

More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF NET INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Net patient revenues	$62,052	$56,678	$122,551	$110,550
Other revenues	1,907	3,234	3,990	6,103
Net revenues	63,959	59,912	126,541	116,653

Clinic operating costs:
Salaries and related costs	32,671	31,120	65,470	60,759
Rent, clinic supplies, contract labor and other	12,992	11,388	25,476	22,683
Provision for doubtful accounts	1,280	504	2,397	1,128
Closure costs	22	11	71	31
Total clinic operating costs	46,965	43,023	93,414	84,601

Gross margin	16,994	16,889	33,127	32,052

Corporate office costs	6,396	6,007	12,658	12,488

Operating income	10,598	10,882	20,469	19,564

Interest and other income, net	1	2	3	4
Interest expense	(145)	(109)	(307)	(182)

Income before taxes	10,454	10,775	20,165	19,386
Provision for income taxes	3,140	3,172	6,039	5,598

Net income including noncontrolling interests	7,314	7,603	14,126	13,788
Less: net income attributable to noncontrolling interests	(2,465)	(2,703)	(4,799)	(5,142)
Net income attributable to common shareholders	$4,849	$4,900	$9,327	$8,646

Earnings per share attributable to common shareholders:
Basic	$0.41	$0.42	$0.79	$0.73

Diluted	$0.41	$0.41	$0.79	$0.72

Shares used in computation:
Basic	11,781	11,807	11,754	11,767

Diluted	11,903	11,999	11,872	11,978

Dividends declared per common share	$0.09	$0.08	$0.18	$0.16

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

DETAIL OF GROSS MARGIN
(IN THOUSANDS)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Gross margin - physical therapy services	$17,139	$15,508	$33,106	$29,428
Gross margin - physician services	(145)	1,381	21	2,624
Gross margin	$16,994	$16,889	$33,127	$32,052

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

CONSOLIDATED EARNINGS PER SHARE
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Numerator:
Net income attributable to common shareholders	$4,849	$4,900	$9,327	$8,646

Denominator:
Denominator for basic earnings per share -
weighted-average shares	11,781	11,807	11,754	11,767
Effect of dilutive securities -
Stock options	122	192	118	211
Denominator for diluted earnings per share -
adjusted weighted-average shares	11,903	11,999	11,872	11,978

Earnings per share attributable to common shareholders:
Basic	$0.41	$0.42	$0.79	$0.73

Diluted	$0.41	$0.41	$0.79	$0.72

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE DATA)

	June 30,	December 31,
	2012	2011
	(unaudited)
ASSETS

Current assets:
Cash	$8,811	$9,983
Patient accounts receivable, less allowance for doubtful
accounts of $1,930 and $2,154, respectively	28,768	28,333
Accounts receivable - other, less allowance for doubtful
accounts of $408 and $883, respectively	1,737	1,614
Other current assets	5,328	5,737
Total current assets	44,644	45,667

Fixed assets:
Furniture and equipment	35,230	35,103
Leasehold improvements	20,407	20,385
	55,637	55,488
Less accumulated depreciation and amortization	42,747	42,299
	12,890	13,189
Goodwill	99,141	92,750
Other intangible assets, net	12,522	9,603
Other assets	1,435	2,043
	$170,632	$163,252

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable - trade	$1,399	$1,809
Accrued expenses	14,200	14,082
Current portion of notes payable	609	433
Total current liabilities	16,208	16,324
Notes payable	275	284
Revolving line of credit	20,000	23,500
Deferred rent	930	941
Other long-term liabilities	653	623
Total liabilities	38,066	41,672

Commitments and contingencies

Shareholders' equity:
U.S. Physical Therapy, Inc. shareholders' equity:
Preferred stock, $.01 par value, 500,000 shares authorized,
no shares issued and outstanding	-	-
Common stock, $.01 par value, 20,000,000 shares authorized,
14,014,966 and 13,919,588 shares issued, respectively	140	139
Additional paid-in capital	37,209	36,133
Retained earnings	109,615	102,405
Treasury stock at cost, 2,214,737 shares	(31,628)	(31,628)
Total U.S. Physical Therapy, Inc. shareholders' equity	115,336	107,049
Noncontrolling interests	17,230	14,531
Total equity	132,566	121,580
	$170,632	$163,252

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (IN THOUSANDS) (unaudited)

	Six Months Ended June 30,
	2012	2011

OPERATING ACTIVITIES
Net income including noncontrolling interests	$14,126	$13,788
Adjustments to reconcile net income including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	2,646	2,752
Provision for doubtful accounts	2,397	1,128
Equity-based awards compensation expense	1,043	963
Loss on sale or abandonment of assets, net	83	75
Deferred income tax	1,046	950
Other	-	(591)
Changes in operating assets and liabilities:
Increase in patient accounts receivable	(1,613)	(3,728)
Increase in accounts receivable - other	(400)	(1,112)
Decrease (increase) in other assets	301	(1,251)
Decrease in accounts payable and accrued expenses	(693)	(548)
Increase in other liabilities	31	415
Net cash provided by operating activities	18,967	12,841

INVESTING ACTIVITIES
Purchase of fixed assets	(1,943)	(1,484)
Purchase of businesses, net of cash acquired	(7,180)	-
Acquisitions of noncontrolling interests	(965)	(15,885)
Sale of noncontrolling interests	239	-
Net proceeds on sale of fixed assets and business	28	4
Net cash used in investing activities	(9,821)	(17,365)

FINANCING ACTIVITIES
Distributions to noncontrolling interests	(4,751)	(4,597)
Cash dividends to shareholders	(2,117)	(1,890)
Proceeds from revolving line of credit	32,400	42,300
Payments on revolving line of credit	(35,900)	(32,000)
Payment of notes payable	(184)	(100)
Excess tax benefit from stock options exercised	184	622
Other	50	2
Net cash (used in) provided by financing activities	(10,318)	4,337

Net decrease in cash	(1,172)	(187)
Cash - beginning of period	9,983	9,179
Cash - end of period	$8,811	$8,992

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Income taxes	$3,886	$3,367
Interest	$422	$188
Non-cash investing and financing transactions during the period:
Purchase of business - seller financing portion	$350	$-
Acquisition of noncontrolling interest - seller financing portion	$-	$367

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES RECAP OF CLINIC DEVELOPMENT ACTIVITY

					Number
					of
	Opened	Acquired	Sold	Closed	Clinics

At December 31, 2010					392

First Quarter 2011, March 31, 2011	6	-	-	(1)	397
Second Quarter 2011, June 30, 2011	2	-	-	(1)	398
Third Quarter 2011, September 30, 2011	8	20	-	(6)	420
Fourth Quarter 2011, December 31, 2011	5	-	-	(9)	416
Year Ended, December 31, 2011	21	20	-	(17)	416

First Quarter 2012, March 31, 2012	2	2	-	(6)	414
Second Quarter 2012, June 30, 2012	3	7	-	(5)	419
Six Months Ended, June 30, 2012	5	9	-	(11)	419

CONTACT:
U.S. Physical Therapy, Inc.
Larry McAfee, (713) 297-7000
Chief Financial Officer
or
Chris Reading, (713) 297-7000
Chief Executive Officer
or
The Ruth Group
Stephanie Carrington, (646) 536-7017
or
Amy Glynn, (646) 536-7023